Exhibit 3.1.6

ARTICLES OF ORGANIZATION

OF

DT JET LEASING, LLC

1. The name of the limited liability company is DT Jet Leasing, LLC.

2. The address of the company’s known place of business in Arizona is 4020 E Indian School Rd, Phoenix, AZ 85018.

3. The name and street address of the statutory agent of the company is Jon D. Ehlinger, 4020 E Indian School Rd, Phoenix, AZ 85018.

4. Management of the limited liability company is vested in a manager or managers. The name and address of each person who is a manager of the limited liability company is DT Credit Corporation, an Arizona corporation, 4020 E Indian School Rd, Phoenix, AZ 85018.

5. The name and address of each member who owns a twenty (20%) percent or greater interest in the capital or profits of the limited liability company is DT Credit Corporation, an Arizona corporation, 4020 E Indian School Rd, Phoenix, AZ 85018.

Dated: October 6, 2009

/s/ Jon D. Ehlinger
Jon D. Ehlinger
Organizer

The undersigned, having been designated to act as statutory agent, hereby consents to act in that capacity until removal or resignation is submitted in accordance with the Arizona Revised Statutes.

/s/ Jon D. Ehlinger
Jon D. Ehlinger